EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Partners Reports Fourth Quarter and Full Year 2018 Results and Reconfirms Full Year 2019 Distribution Guidance
Summary of Fourth Quarter and Full Year 2018 Results (in millions, except LNG data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues	$1,897	$1,518	$6,426	$4,304
Net income	$351	$374	$1,274	$490
Adjusted EBITDA[1]	$692	$612	$2,517	$1,512
LNG exported:
Number of cargoes	78	70	271	205
Volumes (TBtu)	278	252	969	734
LNG volumes loaded (TBtu)	277	252	968	735

Summary Full Year 2019 Distribution Guidance

2019
Distribution per Unit	$2.35	-	$2.55
Recent Highlights
Strategic

•
In December 2018, Sabine Pass Liquefaction, LLC (“SPL”) entered into a 20-year LNG Sale and Purchase Agreement with PETRONAS LNG Ltd. for the sale of approximately 1.1 million tonnes per annum (“mtpa”) of LNG, commencing on the date of first commercial delivery for Train 6 of the SPL Project (defined below).

•
In November 2018, SPL entered into an Engineering, Procurement, and Construction contract with Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) for Train 6 of the SPL Project. SPL has also issued limited notices to proceed (“LNTP”) to Bechtel to commence early engineering, procurement, and site works.

Operational

•
As of February 20, 2019, over 570 cumulative LNG cargoes have been produced, loaded, and exported from the SPL Project, including more than 270 cargoes in 2018. LNG from the SPL Project has been delivered to 31 countries and regions worldwide.

•	In November 2018, the first LNG commissioning cargo was exported from Train 5 of the SPL Project.
Financial

•	We declared and paid distributions of $2.28 per unit to common unitholders for full year 2018, within the guidance range for the period.

___________________________
1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

Liquefaction Project Update

SPL Project
Liquefaction Train	Train 5	Train 6
Project Status	Commissioning	LNTP Issued
Project Completion Percentage(1)	99.7%	—
Expected Substantial Completion	1Q 2019	—
Note: Project update excludes Trains in operation
(1) Project completion percentage as of December 31, 2018

Houston, Texas - February 26, 2019 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) reported net income of $351 million and $1.3 billion for the three and twelve months ended December 31, 2018, respectively, compared to net income of $374 million and $490 million for the comparable 2017 periods. The increase in net income during the twelve months ended December 31, 2018 was primarily due to increased income from operations as a result of additional natural gas liquefaction trains (“Trains”) in operation at the SPL Project and decreased loss on modification or extinguishment of debt, partially offset by increased interest expense, net of amounts capitalized.
Adjusted EBITDA1 for the three and twelve months ended December 31, 2018 was $692 million and $2.5 billion, respectively, compared to $612 million and $1.5 billion for the comparable 2017 periods. The increase in Adjusted EBITDA was primarily due to increased income from operations.
Total revenues increased $379 million during the three months ended December 31, 2018 as compared to the three months ended December 31, 2017, due to an increase in the sales price of LNG as well as increased LNG volumes recognized due to increased production at the SPL Project. Total operating costs and expenses increased $395 million during the three months ended December 31, 2018, as compared to the three months ended December 31, 2017, due to increases in the cost of LNG sold and volumes recognized, and an increase in unrealized derivative losses related to liquefaction supply.

Total revenues increased $2.1 billion, and total operating costs and expenses increased $1.3 billion during the twelve months ended December 31, 2018 as compared to the comparable 2017 period. The increases in revenues and total operating costs and expenses for the twelve months ended December 31, 2018 were primarily driven by the timing of completion of Trains at the SPL Project and the length of each Train’s operations within the periods being compared.

During the three and twelve months ended December 31, 2018, 78 and 271 LNG cargoes, respectively, were exported from the SPL Project, four of which were commissioning cargoes.

SPL Project
We are developing six Trains at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “SPL Project”). Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, potential overdesign, and debottlenecking opportunities, of approximately 4.5 mtpa of LNG and a run rate adjusted nominal production capacity of approximately 4.5 to 4.9 mtpa of LNG. Trains 1 through 4 are operational, Train 5 is undergoing commissioning, and Train 6 is being commercialized and has all necessary regulatory approvals in place.
Distributions to Unitholders
We paid a cash distribution per common and subordinated unit of $0.59 to unitholders of record as of February 6, 2019 and the related general partner distribution on February 14, 2019.
Investor Conference Call and Webcast
Cheniere Energy, Inc. will host a conference call to discuss its financial and operating results for the fourth quarter and full year 2018 on Tuesday, February 26, 2019, at 10 a.m. Eastern time / 9 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Cheniere Partners, through its subsidiary, Sabine Pass Liquefaction, LLC (“SPL”), is developing, constructing, and operating natural gas liquefaction facilities at the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, on the Sabine-Neches Waterway less than four miles from the Gulf Coast. Cheniere Partners, through SPL, plans to construct six Trains, which are in various stages of development, construction, and operations. Trains 1 through 4 are operational, Train 5 is undergoing commissioning, and Train 6 is being commercialized and has all necessary regulatory approvals in place. Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, potential overdesign, and debottlenecking opportunities, of approximately 4.5 mtpa of LNG and a run rate adjusted nominal production capacity of approximately 4.5 to 4.9 mtpa of LNG.

Through its wholly owned subsidiary, Sabine Pass LNG, L.P., Cheniere Partners owns and operates regasification facilities at the Sabine Pass LNG terminal, which includes pre-existing infrastructure of five LNG storage tanks with aggregate capacity of approximately 16.9 billion cubic feet equivalent, two marine berths that can each accommodate vessels with nominal capacity of up to 266,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d. Cheniere Partners also owns a 94-mile pipeline that interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines through its wholly owned subsidiary, Cheniere Creole Trail Pipeline, L.P.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Tables Follow)

Cheniere Energy Partners, L.P.
Consolidated Statements of Operations
(in millions, except per unit data)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31, (1)
	2018	2017	2018	2017
Revenues
LNG revenues	$1,408	$917	$4,827	$2,635
LNG revenues—affiliate	413	525	1,299	1,389
Regasification revenues	65	65	261	260
Other revenues	11	13	39	20
Other revenues—affiliate	—	(2)	—	—
Total revenues	1,897	1,518	6,426	4,304

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	1,112	740	3,403	2,320
Operating and maintenance expense	103	87	409	292
Operating and maintenance expense—affiliate	30	30	117	100
Development expense	—	1	2	3
General and administrative expense	2	2	11	12
General and administrative expense—affiliate	20	17	73	80
Depreciation and amortization expense	106	100	424	339
Impairment expense and loss on disposal of assets	—	—	8	—
Other	—	1	—	2
Total operating costs and expenses	1,373	978	4,447	3,148

Income from operations	524	540	1,979	1,156

Other income (expense)
Interest expense, net of capitalized interest	(181)	(177)	(733)	(614)
Loss on modification or extinguishment of debt	—	—	(12)	(67)
Derivative gain, net	1	6	14	4
Other income	7	5	26	11
Total other expense	(173)	(166)	(705)	(666)

Net income	$351	$374	$1,274	$490

Basic and diluted net income (loss) per common unit	$0.69	$0.76	$2.51	$(1.32)

Weighted average number of common units outstanding used for basic and diluted net income (loss) per common unit calculation	348.6	348.6	348.6	178.5

(1)	Please refer to the Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in millions, except unit data) (1)

	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$—	$—
Restricted cash	1,541	1,589
Accounts and other receivables	348	191
Accounts receivable—affiliate	114	163
Advances to affiliate	228	36
Inventory	99	95
Other current assets	26	65
Total current assets	2,356	2,139

Property, plant and equipment, net	15,390	15,139
Debt issuance costs, net	13	38
Non-current derivative assets	31	31
Other non-current assets, net	184	206
Total assets	$17,974	$17,553

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$15	$12
Accrued liabilities	821	637
Due to affiliates	49	68
Deferred revenue	116	111
Deferred revenue—affiliate	1	1
Derivative liabilities	66	—
Total current liabilities	1,068	829

Long-term debt, net	16,066	16,046
Non-current derivative liabilities	14	3
Other non-current liabilities	4	11
Other non-current liabilities—affiliate	22	25

Commitments and contingencies

Partners’ equity
Common unitholders’ interest (348.6 million units issued and outstanding at December 31, 2018 and 2017)	1,806	1,670
Subordinated unitholders’ interest (135.4 million units issued and outstanding at December 31, 2018 and 2017)	(990)	(1,043)
General partner’s interest (2% interest with 9.9 million units issued and outstanding at December 31, 2018 and 2017)	(16)	12
Total partners’ equity	800	639
Total liabilities and partners’ equity	$17,974	$17,553

(1)	Please refer to the Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliation

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Adjusted EBITDA is calculated by taking net income before interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt and changes in the fair value of our commodity derivatives. Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. Management believes Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Adjusted EBITDA

The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three and twelve months ended December 31, 2018 and 2017 (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income	$351	$374	$1,274	$490
Interest expense, net of capitalized interest	181	177	733	614
Loss on modification or extinguishment of debt	—	—	12	67
Derivative gain, net	(1)	(6)	(14)	(4)
Other income	(7)	(5)	(26)	(11)
Income from operations	$524	$540	$1,979	$1,156
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense	106	100	424	339
Loss (gain) from changes in fair value of commodity derivatives, net	62	(28)	99	17
Impairment expense and loss on disposal of assets	—	—	8	—
Legal settlement expense	—	—	7	—
Adjusted EBITDA	$692	$612	$2,517	$1,512

CONTACTS:
Cheniere Energy Partners, L.P.

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
or
Media Relations
Eben Burnham-Snyder	713-375-5764